EXHIBIT 99.1

March 7, 2007	For Immediate Release

GPS Industries Expects First-Half 2007 Revenues of
$6.9 Million, Exceeding Full-Year Fiscal 2006

Company Affirms Guidance for Positive Cash Flow
Performance and Lower Six-Month Net Loss

Greg Norman Endorses Golf Technology as Best-of-Breed

Vancouver, CANADA - GPS Industries, Inc (GPSI) (OTC BB:GPSN.OB), the innovator of Wi-Fi enabled GPS systems for golf facilities, resorts and residential communities, today announced that, based on rapid, ongoing sales growth, the Company expects to achieve revenues in the range of $6.9 million to $7.1 million for the first six months (ending June 30) of its fiscal year 2007. This represents revenue growth of approximately 185% compared to $2.45 million recorded for the prior-year six months, and will likely exceed full-year revenues for the fiscal year ended December 31, 2006.

The Company also announced expectations to record a lower net loss for the six months ending June 30, 2007 and affirmed earlier guidance to achieve positive cash flow by the end of the 2007 fiscal year. Finally, GPS Industries announced that, based on current sales volume and its sales pipeline, management expects revenues to continue to increase more than 20% sequentially per quarter throughout the remainder of 2007.

Supporting these remarkable projections, GPSI President & CEO Robert Silzer, Sr. disclosed that recent 30-day sales of the Company’s Inforemer-HD Management System have exceeded two million dollars. “The sales boom follows successful showings at the Golf Industry Show in Anaheim and PGA Merchandise Show in Orlando, the two largest golf industry events in world,” said Silzer. “The positive response to our entire array of technology solutions was overwhelming, and the flow of new orders since these events is unprecedented.”

Legendary golfer Greg Norman, a principal shareholder and Advisor to the Company, commented: “Obviously it is gratifying to see GPS Industries emerging as an industry leader. Inforemer-HD’ is now recognized as the best-of-breed technology for both its on-course player experience and its profit-building club management applications.”

In addition to its industry-leading golf management system, the Company has also launched a new wireless community solution under the Wi-Stream’ brand. “With the introduction of the Wi-Stream suite of solutions for residential communities we have grown our potential market dramatically,” said Silzer. “In fact, we expect the revenue opportunity in the Wi-Fi division could equal or exceed that of our Inforemer division. In both divisions however, we have established a market leadership position for GPS Industries and we remain on target to achieve positive cash flow later this year."

About GPS Industries (GPSI)
GPS Industries, Inc. (OTCBB: GPSN) is a technology solutions provider whose customizable, patent-protected applications in GPS and Wi-Fi software and hardware offer superior return on investment in the vertical markets of golf course management and residential community development. In the golf industry vertical, the Company’s INFOREMER-HD’ GPS System features an integrated Wi-Fi communications network, award-winning display units delivering the most powerful on-course advertising opportunities in the golf industry, and a comprehensive suite of software applications that empower course management to control expenses and maximize revenues throughout all aspects of course operations. In the community development vertical market, the Company’s WiStream applications provide developers with uniquely powerful, community-wide turnkey wireless ISP, asset tracking, security, communications and property sales technology solutions. GPSI owns key patents for these and other GPS and Differential GPS (DGPS) applications in fifteen countries worldwide, including the United States, Australia, Great Britain and Japan. For additional information, please visit www.gpsindustries.com, www.wistream.com and www.gpsfireattheflag.com.

Forward-Looking Statements

Some statements contained in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company's ability to generate revenues and other factors as described in the Company's literature and filings with the Securities and Exchange Commission.

CONTACTS:
Steve Barrett
Chief Marketing Officer
604-576-7442
steven@gpsindustries.com

Ryan Gray
Investor Relations
310-276-6743
ryan@gpsindustries.com

Sean Collins, Senior Partner
CCG Investor Relations
310-477-9800, ext. 202
www.ccgir.com